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                                                                    EXHIBIT 16.1


                           [ERNST & YOUNG LETTERHEAD]


                               December 13, 2000



Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

Dear Sir/Madam:

          We have read Item 4 of Form 8-K dated December 7, 2000 of Illinois Superconductor Corporation and are in agreement with the statements contained in paragraph 4(a), except for the last sentence in paragraph 4(a)(ii). We have no basis to agree or disagree with the statement contained in the last sentence of paragraph 4(a)(ii) or the other statements of the Registrant contained therein.


Very truly yours,



/s/ Ernst & Young LLP